NEWS RELEASE

For Immediate Release

Contact:

Larry W. Sayre

August 18, 2004

Vice President-Finance & CFO

(620) 663-5551

Collins Posts Higher Profits, Sales & Backlogs

Hutchinson, Kansas, August 18, 2004 ...........Collins Industries, Inc. (Nasdaq: “COLL”) today reported results for its third fiscal quarter.   Sales for the quarter ended July 31,  2004 increased 3% to $59,069,576 compared to $57,581,114 for the same period last year.

The Company’s net income increased 38% to $859,809 ($.14 per share – diluted) for the quarter ended July 31, 2004 compared to net income of $623,685 ($.09 per share - diluted) for the same period last year. This income improvement was principally led by respective increases of 225% and 59%, in pretax profits and sales from terminal truck/road construction products. Additionally, profit from ambulance products increased 17% and profit from bus products declined by 14%.

Sales for the nine months ended July 31, 2004 increased 2% to $150,174,904 compared to $146,997,072 for the same period in fiscal 2003. The net income for the nine months ended July 31, 2004 increased 156% to $1,423,473 ($.23 per share – diluted) compared to $555,107 ($.08 per share – diluted) in the same period last year.  The overall sales and profit improvements principally resulted from higher sales and profits from terminal truck/road construction products.  These increases were partially offset by lower sales and profits from ambulance and bus products.

Donald Lynn Collins, President and CEO, said, “We are pleased with our third quarter results. Although the fleet replacement continues to be strong for truck and road construction products, we remain cautious about the pace with which municipal and school district budgets will be replenished.”  He commented further, “Our new bus and ambulance products are being well received in the marketplace, which positions us nicely when fleet replacements for these products resume in earnest.”

The Company posted a 41% increase in its sales backlog at July 31, 2004 to $74.3 million compared to $52.7 million at July 31, 2003. The backlog at October 31, 2003 was $46.7 million. The increased backlog principally resulted from new orders of the Company’s terminal truck/road construction and ambulance product lines.

The Company announced today that it declared a quarterly cash dividend of $.03-1/2 per share for holders of record on September 8, 2004 and payable September 15, 2004. The ex-dividend date will be September 6, 2004.  The Company has paid a regular quarterly cash dividend for the past 30 consecutive quarters, exclusive of special dividends paid in fiscal years 1998, 2000 and 2001.

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The Company reported that its Orlando, Florida ambulance plant sustained minimal damage to its facilities as a result of Hurricane Charley. Basic electrical power has been restored and the Company has resumed operations.

Collins Industries, Inc. is a leading manufacturer of ambulances (including medical attack vehicles, rescue vehicles and fire emergency vehicles), North America’s largest producer of Type “A” small school buses, the nation’s second largest manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets. Since 1971, the Company has grown to approximately 1000 employees in six plants comprising over one million combined square feet of manufacturing space.   The Company sells its products throughout the United States and abroad.

This press release contains historical and forward-looking information.  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, changes in funds budgeted by Federal, state and local governments, the availability of chassis, substantial dependence on third parties for product quality and timely delivery, various inventory risks due to changes in market conditions, disruptions to production due to a natural disaster, interest rate fluctuations, changes in product demand, exchange rate fluctuations, changes in competition, development of new products, adequate direct labor pools, changes in tax and other governmental rules and regulations applicable to the Company, reliability and timely fulfillment of orders and other risks as  indicated in the Company’s filings with the Securities and Exchange Commission.   The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date released or to reflect the occurrence of unanticipated events.

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Financial Summary

(In thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,

	2004	2003	2004	2003

Sales	$59,070	$57,581	$150,175	$146,997

Income before income taxes	$1,390	$1,014	$2,293	$905

Income tax expense	530	390	870	350

Net income	$860	$624	$1,423	$555

Earnings per share:
Basic	$0.15	$0.09	$0.24	$0.08

Diluted	$0.14	$0.09	$0.23	$0.08

Weighted average outstanding
common and common
equivalent shares:
Basic	5,758,562	6,647,919	5,842,652	6,645,948

Diluted	6,178,537	6,890,274	6,200,556	6,903,291

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